Agritope Shares Commence Trading; Date Set for Annual Meeting;
                         Recent Developments Announced

BEAVERTON, Ore., Jan. 8 / -- Agritope, Inc. (Nasdaq: AGTO) today announced that, effective today, Agritope common stock will be traded on the SamllCap tier of the Nasdaq stock market under the symbol AGTO. The shares have traded on a "when-issued" basis since December 26, 1997. Agritope recently received proceeds of $10.9 million from the sale of 1,343,704 shares of common stock and 214,285 shares of preferred stock in private placement transactions, all at a price of $7 per share. In addition, today, Agritope extended, until January 30, 1998, an option to purchase up to 785,715 additional shares of preferred stock at a price of $7 per share.

The company will hold its first annual meeting of stockholders as an independent company on February 23 at the Oregon Museum of Science and Industry in Portland. Stockholders of record on January 20, 1998 will vote on the re-election of Class I directors at the meeting.

"Agritope has been launched on its own with an experienced management team, strong strategic partners and an excellent technology platform," said Adolph J. Ferro, chairman, president and chief executive officer. "We believe that the equity capital raised in conjunction with the spin-off provides us with a firm financial foundation from which we can continue to develop and commercialize our technology."

Ferro also announced several recent developments as follows:

* Access to Technology from Ohio State University

Agritope and Ohio State University have entered into an option agreement that provides Agritope with exclusive access to technology designed to create crops resistant to diseases caused by geminiviruses. Insects such as whiteflies transmit geminiviruses which, in turn, may cause major damage to a variety of crops, including tomatoes, melons and peppers. Agritope has a period of three years to evaluate the technology and negotiate terms of a license agreement.

* License of Technology to AgraQuest, Inc.

The company has agreed to license certain proprietary technology to AgraQuest, Inc. of Davis, California. AgraQuest, a company that specializes in developing and marketing natural product solutions for pest management, will commercialize an agent that controls fruit rot and other fungal diseases. The technology was discovered by Agritope and the product is being developed by AgraQuest. Agritope will receive a royalty on sales of products.

* Notices of Patent Allowance

The U.S. Patent Office has issued notices of allowance regarding four pending patent applications. The applications involve technology for the genetic modification of a variety of plants, including raspberries and strawberries, and the manner in which new genes are expressed in the plants.

Agritope is an Oregon-based agricultural biotechnology company specializing in the development of new fruit and vegetable varieties. Agritope is also the majority owner of Vinifera, Inc., which offers grapevine plant propagation and disease screening and elimination programs.

CONTACT:  Matt Kramer of Agritope, 503-670-7702